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                                                                      EXHIBIT 11
DATA DOCUMENTS INCORPORATED AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE
(AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)
--------------------------------------------------------------------------------

                                                           THREE MONTHS ENDED                    NINE MONTHS ENDED
                                                             SEPTEMBER 30,                        SEPTEMBER 30,
                                                        1996              1995               1996              1995
PRIMARY EARNINGS PER SHARE:
  Common stock outstanding                           9,230,261          5,203,409          9,230,261         5,203,409
  Common stock equivalents:
    Common stock warrants, if dilutive                 653,603          1,280,455            653,603         1,280,455
    Common stock options - incremental shares           71,895                  -             56,277                 -
                                                     ---------          ---------          ---------         ---------
  Weighted average shares outstanding                9,955,759          6,483,864          9,940,141         6,483,864
                                                     =========          =========          =========         =========

  Net income, as adjusted:
     Before extraordinary item                       $   2,530          $   1,341          $   7,684         $   2,800
     Extraordinary item available for common stock           -                  -                (54)                -
                                                     ---------          ---------          ---------         ---------
         Net income available for common stock           2,530              1,341              7,630             2,800
                                                     =========          =========          =========         =========

  Primary earnings per share
     Before extraordinary item                       $    0.25          $    0.21          $    0.77         $    0.43
     Extraordinary item available for common stock   $       -          $       -          $       -         $       -
                                                     ---------          ---------          ---------         ---------
         Net income available for common stock       $    0.25          $    0.21          $    0.77         $    0.43
                                                     =========          =========          =========         =========


NET INCOME AS ADJUSTED PRIMARY EARNINGS PER SHARE:
  Net income before extraordinary item               $   2,530          $   1,277          $   7,684         $   2,607
  Add:  amortization of original issue discount of
    exchangeable warrants                                    -                 64                  -               193
                                                     ---------          ---------          ---------         ---------
         Net income before extraordinary item as
           adjusted                                  $   2,530          $   1,341          $   7,684         $   2,800
                                                     =========          =========          =========         =========





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